As filed with the Securities and Exchange Commission on November 26, 2004

Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.

(Exact name of Registrant as specified in its charter)

Bermuda	3663	98-0155633
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Clarendon House, 2 Church Street
P.O. Box HM 1022
Hamilton HM DX, Bermuda
(441) 295-5950
(Address, including zip code, of principal executive offices)

1999 OPTION PLAN
1999 EMPLOYEE SHARE PURCHASE PLAN
(Full title of the plans)

Erwin F. Leichtle
President and Chief Executive Officer
Interwave Communications International Ltd.
2495 Leghorn Street
Mountain View, California 94043
(Name and address of agent for service)

(650) 314-2500

(Telephone number, including area code, of agent for service)

Copies to:

Christopher D. Mitchell, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (5)
1999 Option Plan Common Shares, US $0.01 par value (options available for future grants)	200,000	(1)	$3.94	(2)	$788,000.00	$99.84
1999 Employee Share Purchase Plan Common Shares, US $0.01 par value	91,646	(3)	$3.35	(4)	$307,014.10	$38.90
TOTAL	291,646				$1,095,014.10	$138.74

(1)   The Amount to be Registered represents Common Shares which have become available for issuance under the Registrant’s 1999 Option Plan as a result of an “ever-green” provision in the 1999 Option Plan which provides for an automatic annual increase. On July 1, 2004, pursuant to the “ever-green” provision, the number of shares authorized for issuance under the 1999 Option Plan increased by an aggregate of 200,000 shares.

(2)   The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low price of a Common Share as reported on the Nasdaq National Market on November 22, 2004. No options have been granted with respect to such shares and the price at which the options to be granted in the future may be exercised is not currently determinable.

(3)   The Amount to be Registered represents Common Shares which have become available for issuance under the Registrant’s 1999 Employee Share Purchase Plan as a result of an “ever-green” provision in the 1999 Employee Share Purchase Plan which provides for an automatic annual increase.  On July 1, 2004, pursuant to the “ever-green” provision, the number of shares authorized for issuance under the 1999 Employee Share Purchase Plan increased by an aggregate of 91,646 shares.

(4)   The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.  The computation is based upon 85% of the average of the high and low price of a Common Share as reported on the Nasdaq National Market on November 22, 2004. Pursuant to the 1999 Employee Share Purchase Plan, the Purchase Price of a Common Share shall mean an amount equal to 85% of the Fair Market Value of a Common Share on the Enrollment Date or the Exercise Date, whichever is lower.

(5)   Amount of registration fee was calculated pursuant to Section 6(b) of Securities Act, which provides that the fee shall be $126.70 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by Interwave Communications International Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the Commission on October 13, 2004, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)           The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2004, filed with the Commission on October 28, 2004, pursuant to Section 13(a) of the Exchange Act;

(c)           The Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 15, 2004 pursuant to Section 13(a) of the Exchange Act;

(d)           The Registrant’s Current Report on Form 8-K, Filed with the Commission on November 18, 2004 pursuant to Section 13(a) of the Exchange Act;

(e)           The Registrant’s Current Report on Form 8-K, Filed with the Commission on November 17, 2004 pursuant to Section 13(a) of the Exchange Act;

(f)            The Registrant’s Current Report on Form 8-K, filed with the Commission on November 12, 2004 pursuant to Section 13(a) of the Exchange Act;

(g)           The Registrant’s Current Report on Form 8-K, filed with the Commission on October 18, 2004 pursuant to Section 13(a) of the Exchange Act;

(h)           The Registrant’s Current Report on Form 8-K, filed with the Commission on October 4, 2004 pursuant to Section 13(a) of the Exchange Act;

(i)            The Registrant’s Current Report on Form 8-K, filed with the Commission on October 4, 2004 pursuant to Section 13(a) of the Exchange Act;

(j)            The Registrant’s Current Report on Form 8-K, filed with the Commission on October 1, 2004 pursuant to Section 13(a) of the Exchange Act;

(k)           The Registrant’s Current Report on Form 8-K, filed with the Commission on September 22, 2004 pursuant to Section 13(a) of the Exchange Act;

(l)            The Registrant’s Current Report on Form 8-K, filed with the Commission on August 30, 2004 pursuant to Section 13(a) of the Exchange Act;

(m)          The Registrant’s Current Report on Form 8-K, filed with the Commission on August 18, 2004 pursuant to Section 13(a) of the Exchange Act;

(n)           The Registrant’s Current Report on Form 8-K, filed with the Commission on July 29, 2004 pursuant to Section 13(a) of the Exchange Act;

(o)           The Registrant’s Current Report on Form 8-K, filed with the Commission on July 28, 2004 pursuant to Section 13(a) of the Exchange Act;

(p)           The description of the Registrant’s Common Shares contained in the Registration Statement on Form 8-A filed on January 24, 2000, pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description; and

(q)           The description of the Registrant’s preferred share purchase rights contained in the Registration Statement on Form 8-A and Form 8-A/A filed with the Commission on December 18, 2003 and August 25, 2004, respectively.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant has adopted provisions in its bye-laws that eliminate the personal liability of its directors and officers for monetary damages arising from their status or service as directors or officers in certain circumstances to the fullest extent permitted by law by requiring the Registrant to indemnify out of the assets of the Registrant the directors and officers in such circumstances.

The Registrant’s bye-laws provide that the Registrant’s shareholders agree to waive any claims or rights of actions the shareholders may have against any of the directors or officers on account of any action or inaction of the directors or officers in their capacity as such for the Registrant. This waiver does not apply to claims arising under the U.S. federal securities laws, to fraud or dishonesty on the part of a director or officer or to any matter in which a director or officer fails to discharge his duty to act honestly and in good faith with a view towards the best interests of the Registrant. In addition, the Registrant’s bye-laws permit the Registrant to secure insurance on behalf of any officer, director, employee or agent of the Registrant for any liability arising from such person’s status or service as such, regardless of whether the bye-laws expressly permit indemnification.

The Registrant has entered into indemnification agreements with its officers and directors providing for the foregoing matters, which also may require the Registrant, among other things, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number		Description
5.1	1	Opinion of Conyers Dill & Pearman, counsel to the Registrant
10.3	3*	1999 Option Plan and form of subscription agreement thereunder
10.4	4*	1999 Employee Share Purchase Plan, as amended, and form of subscription agreement thereunder
23.1	1	Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm
23.2	2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.3	3	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1)
24.1		Power of Attorney (see page 5 of the Registration Statement)

*                                         Incorporated by reference to the same numbered exhibit filed with Registrant’s Registration Statement on Form F-1 (SEC File No. 333-92967), as amended.

Item 9. Undertakings.

A)                                  The undersigned Registrant hereby undertakes:

1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2)       That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)       To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B)                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C)                                    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Mountain View, State of California, on November 24, 2004.

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.

By:	/S/ ERWIN F. LEICHTLE
Erwin F. Leichtle
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Erwin F. Leichtle and Cal R. Hoagland, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 (including post-effective amendments), to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as the undersigned might or could do in person, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERWIN F. LEICHTLE	President and Chief Executive Officer and Director
Erwin F. Leichtle	(Principal Executive Officer)	November 24, 2004

/s/ CAL R. HOAGLAND	Senior Vice President and Chief Financial Officer
Cal. R. Hoagland	(Principal Financial and Accounting Officer)	November 24, 2004

/s/ WILLIAM E. GIBSON
William E. Gibson	Chairman of the Board of Directors	November 24, 2004

/s/ THOMAS R. GIBIAN
Thomas R. Gibian	Director	November 24, 2004

/s/ BOB KONDAMOORI
Bob Kondamoori	Director	November 24, 2004

/s/ PRISCILLA M. LU
Priscilla M. Lu	Director	November 24, 2004

/s/ NIEN DAK SZE
Nien Dak Sze	Director	November 24, 2004

/s/ ANDREW C. WANG
Andrew C. Wang	Director	November 24, 2004

/s/ KER ZHANG
Ker Zhang	Director	November 24, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Conyers Dill & Pearman, counsel to the Registrant
23.1	Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.3	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)